Exhibit 99.1

Lands’ End Announces Third Quarter 2025 Results

Increased gross margin approximately 120 basis points

Net income increased by $5.8 million

Adjusted EBITDA increased by 28%

DODGEVILLE, Wis., December 9, 2025 (GLOBE NEWSWIRE) – Lands’ End, Inc. (NASDAQ: LE) today announced financial results for the third quarter ended October 31, 2025.

Andrew McLean, Chief Executive Officer, stated: “Our third quarter results underscore the strength of our strategy and disciplined execution. We delivered a 28% increase in Adjusted EBITDA with strong flow through to Adjusted net income, reflecting our focus on profitability and operational efficiency. Our long-term partnership with Delta Air Lines is a powerful example of our leading B2B capabilities, combining product, service and technology to bring solutions to our enterprise clients. In our consumer business, we are reaching a younger, more diverse customer base and expanding brand relevance through new channels and experiences. Overall, we are well positioned to build on this momentum and create lasting value for all stakeholders.”

Third Quarter Financial Highlights

•
Gross Merchandise Value (“GMV”) increased low-single digits when compared to the third quarter of 2024. GMV is the total order value of all Lands’ End branded merchandise sold to customers through business-to-consumer and business-to-business channels, as well as the estimated retail value of the merchandise sold through third party distribution channels.

•
Net revenue was $317.5 million for the third quarter of 2025, a decrease of $1.1 million or 0.3% from $318.6 million during the third quarter of 2024.

•
U.S. Digital Segment Net revenue was $277.5 million for the third quarter of 2025, an increase of $4.0 million or 1.5% from $273.5 million in the third quarter of 2024.

•
U.S. eCommerce Net revenue was $179.8 million, a decrease of $6.3 million or 3.4% from $186.1 million in the third quarter of 2024. The decrease was the result of improvements in promotional productivity and enhanced inventory efficiency, which resulted in gross margin expansion and improved profitability compared to the third quarter of 2024.

•
Outfitters Net revenue was $78.8 million for the third quarter of 2025, an increase of $5.4 million or 7.4% from $73.4 million in the third quarter of 2024. The school uniform channel significantly increased due to a strong back to school season and new customers acquired from a competitor exiting the market. Revenue from the business uniform channel was down year-over-year driven by the timing of orders from select enterprise accounts.

•
Third Party Net revenue was $18.9 million, for the third quarter of 2025, an increase of $4.8 million or 34.0% from $14.1 million during the third quarter of 2024. The increase was primarily due to strength across nearly all of our marketplace partners with significant year-over-year increases in both Amazon and Macy’s.

•
Europe eCommerce Net revenue was $19.8 million for the third quarter of 2025, a decrease of $5.2 million or 20.8%, from $25.0 million during the third quarter of 2024. The decrease was primarily due to increased promotional activity and continued macroeconomic pressures impacting consumers.

•
Licensing and Retail Net revenue was $20.2 million for the third quarter 2025, an increase of $0.1 million or 0.5% from $20.1 million during the third quarter of 2024. The revenue increased due to licensing revenue increasing by over 30% and the performance of U.S. Company Operated stores partially offset by the timing of wholesale transactions compared to last year.

•
Gross profit was $164.5 million for the third quarter of 2025, an increase of $3.4 million or 2.1% from $161.1 million during the third quarter of 2024. Gross margin increased approximately 120 basis points to 51.8% in the third quarter of 2025, compared with 50.6% in the third quarter of 2024. The gross margin improvement was primarily driven by continued strength across key categories at a higher average unit retail and the expansion of the licensing business, partially offset by tariffs.

•
Selling and administrative expenses decreased $2.3 million to $138.6 million or 43.7% of Net revenue in the third quarter of 2025, compared with $140.9 million or 44.2% of Net revenue in the third quarter of 2024. The approximately 50 basis point improvement was primarily driven by operational efficiencies and strong cost controls across the entire business.

•
Net income was $5.2 million, or $0.17 earnings per diluted share compared to Net loss of $0.6 million or $0.02 loss per diluted share in the third quarter of 2024.

•
Adjusted net income was $6.5 million and Adjusted diluted earnings per share was $0.21 in the third quarter of 2025, compared to Adjusted net income of $1.8 million and Adjusted diluted earnings per share of $0.06 in the third quarter of 2024.

•
Adjusted EBITDA was $25.9 million in the third quarter of 2025, an increase of 28% compared to $20.3 million in the third quarter of 2024.

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents were $36.3 million as of October 31, 2025, compared to $30.4 million as of November 1, 2024.

Inventories were $347.6 million as of October 31, 2025, and $335.9 million as of November 1, 2024, representing a 3% year over year increase. This increase was primarily due to tariffs, partially offset by continued discipline in inventory management and tariff mitigation strategies.

Net cash used in operating activities was $15.2 million for the 39 weeks ended October 31, 2025, compared to net cash used in operating activities of $12.2 million for the 39 weeks ended November 1, 2024. The increase in net cash used in operating activities was primarily due to tariffs, partially offset by operating income.

As of October 31, 2025, the Company had $75.0 million of borrowings outstanding and $115.1 million of availability under its ABL Facility, compared to $60.0 million of borrowings and $90.3 million of availability as of November 1, 2024. Additionally, as of October 31, 2025, the Company had $237.3 million of term loan debt outstanding compared to $250.3 million outstanding as of November 1, 2024.

During the third quarter of 2025, the Company did not repurchase any shares of the Company’s common stock. As of October 31, 2025, additional purchases of up to $8.8 million could be made under the current program through March 31, 2026.

Outlook

Bernie McCracken, Chief Financial Officer, stated, “Our results reflect a resilient business model and focused execution. We delivered gross margin of nearly 52%, up 120 basis points year over year despite the impact of tariffs, and we achieved Adjusted EBITDA growth of 28% year over year. With a healthy balance sheet and diversified revenue base, we are well-positioned to navigate tariff headwinds and carry this momentum forward.”

For Fourth Quarter fiscal 2025 the Company expects:

•
Net revenue to be between $460.0 million and $490.0 million.
•
Gross Merchandise Value to deliver mid to high single-digit growth.
•
Net income to be between $21.0 million and $25.0 million and diluted earnings per share to be between $0.68 and $0.81.
•
Adjusted net income to be between $22.0 million and $26.0 million and Adjusted diluted earnings per share to be between $0.71 and $0.84.
•
Adjusted EBITDA in the range of $49.0 million to $54.0 million.

For fiscal 2025 the Company now expects:

•
Net revenue to be between $1.33 billion and $1.36 billion.
•
Gross Merchandise Value to deliver low single-digit growth.
•
Net income to be between $14.0 million and $18.0 million and diluted earnings per share to be between $0.45 and $0.58.
•
Adjusted net income to be between $21.0 million and $25.0 million and Adjusted diluted earnings per share to be between $0.68 and $0.81.
•
Adjusted EBITDA in the range of $99.0 million to $104.0 million.

For the full year, the Company’s guidance includes approximately $28.0 million of capital expenditures.

Strategic Alternatives Process

On March 7, 2025, the Company announced that its Board of Directors initiated a process to explore strategic alternatives, including a sale, merger or similar transaction involving the Company to maximize shareholder value. This process remains ongoing. No assurances can be given as to the outcome or timing of the Board’s process. The Company does not intend to make any further public comment regarding the process until it determines that disclosure is appropriate.

Conference Call

The Company will host a conference call on Tuesday, December 9, 2025, at 8:30 am ET to review its third quarter financial results and related matters. The call may be accessed through the Investor Relations section of the Company’s website at http://investors.landsend.com.

About Lands’ End, Inc.

Lands’ End, Inc. (NASDAQ:LE) is a leading digital retailer of solution-based apparel, swimwear, outerwear, accessories, footwear, home products and uniforms. Lands’ End offers products online at www.landsend.com, through third-party distribution channels, our own Company Operated stores and third-party license agreements. Lands’ End also offers products to businesses and schools, for their employees and students, through the Outfitters distribution channel. Lands’ End is a classic American lifestyle brand that creates solutions for life’s every journey.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding the Company’s strategy, disciplined execution, profitability and operational efficiency; Lands’ End Outfitters’ long-term partnerships, capabilities and solutions; the Company’s ability to reach a younger more diverse customer base, expand brand relevance, build on momentum and create lasting value; the Company’s resilient business model and focused execution; assessments of the Company’s positioning to navigate tariff headwinds and its momentum; the Company’s strategic alternatives process; the Company’s outlook and expectations as to Net revenue, Gross Merchandise Value, Net income, earnings per share, Adjusted net income, Adjusted earnings per share and Adjusted EBITDA for the fourth quarter of fiscal 2025 and for the full year of fiscal 2025, and capital expenditures for fiscal 2025; and the potential for additional purchases under the Company’s share repurchase program. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the Company’s results may be materially impacted if tariffs on imports to the United States increase and it is unable to offset the increased costs from current or future tariffs through pricing negotiations with its vendor base, moving production out of countries impacted by the tariffs, passing through a portion of the cost increases to the customer, or other savings opportunities; global supply chain challenges and their impact on inbound transportation costs and delays in receiving product; disruption in the Company’s supply chain, including with respect to its distribution centers, third-party manufacturing partners and logistics partners, caused by limits in freight capacity, increases in transportation costs, port congestion, other logistics constraints, and closure of certain manufacturing facilities and production lines due to public health crises and other global economic conditions; the impact of global economic conditions, including inflation, on consumer discretionary spending; the impact of public health crises on operations, customer demand and the Company’s supply chain, as well as its consolidated results of operation, financial position and cash flows; the Company may be unsuccessful in implementing its strategic initiatives, or its initiatives may not have their desired impact on its business; the Company’s ability to obtain additional financing on commercially acceptable terms or at all, including, the condition of the lending and debt markets; the Company’s ability to offer merchandise and services that customers want to purchase; changes in customer preference from the Company’s branded merchandise; customers’ use of the Company’s digital platform, including customer acceptance of its efforts to enhance its eCommerce websites, including the Outfitters website; customer response to the Company’s marketing efforts across all types of media; the Company’s maintenance of a robust customer list; the Company’s retail store strategy may be unsuccessful; the Company’s Third Party channel may not develop as planned or have its desired impact; the Company’s dependence on information technology; failure of information technology systems, including with respect to its eCommerce operations, or an inability to upgrade or adapt its systems; failure to adequately protect against cybersecurity threats or maintain the security and privacy of customer, employee or company information and the impact of cybersecurity events on the Company; fluctuations and increases in costs of raw materials as well as fluctuations in other production and distribution-related costs; impairment of the Company’s relationships with its vendors; the Company’s failure to compete effectively in the apparel industry; legal, regulatory, economic and political risks associated with international trade and those markets in which the Company conducts business and sources its merchandise; the Company’s failure to protect or preserve the image of its brands and its intellectual property rights; increases in postage, paper and printing costs; failure by third parties who provide the Company with services in connection with certain aspects of its business to perform their obligations; the Company’s failure to timely and effectively obtain shipments of products from its vendors and deliver merchandise to its customers; reliance on promotions and markdowns to encourage customer purchases; the Company’s failure to efficiently manage inventory levels; unseasonal or severe weather conditions; natural disasters, political crises or other catastrophic events; the adverse effect on the Company’s reputation if its independent vendors or licensees do not use ethical business practices or comply with contractual obligations, applicable laws and regulations; assessments for additional state taxes; incurrence of charges due to impairment of other intangible assets and long-lived assets; the impact on the Company’s business of adverse worldwide economic and market conditions, including inflation and other economic factors that negatively impact consumer spending on discretionary items; the stock repurchase program may not be executed to the full extent within its duration, due to business or market conditions or Company credit facility limitations; the ability of the Company’s principal stockholders to exert substantial influence over the Company; the outcome and timing of the strategic alternatives process announced on March 7, 2025, which may be suspended or modified at any time, the possibility that the Board of Directors may decide not to undertake a sale or particular strategic transaction following such process, the Company’s inability to consummate any proposed strategic alternative resulting from the process due to, among other things, market, regulatory or other factors, the potential for disruption to our business resulting from the process, potential adverse effects on our stock price from the strategic alternatives review announcement, and suspension or consummation of the strategic alternatives review process; and other risks, uncertainties and factors discussed in the

“Risk Factors” sections of the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2025 and Quarterly Report on Form 10-Q for the quarter ended May 2, 2025. The Company intends the forward-looking statements to speak only as of the time made and does not undertake to update or revise them as more information becomes available, except as required by law.

CONTACTS

Lands’ End, Inc.

Bernard McCracken

Chief Financial Officer

(608) 935-4100

Investor Relations:

ICR, Inc.

Tom Filandro

(646) 277-1235

Tom.Filandro@icrinc.com

-Financial Tables Follow-

LANDS’ END, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except per share data)	October 31, 2025	November 1, 2024	January 31, 2025*
ASSETS
Current assets
Cash and cash equivalents	$36,344	$30,401	$16,180
Restricted cash	703	1,912	2,632
Accounts receivable, net	36,721	35,538	47,839
Inventories	347,629	335,855	265,132
Prepaid expenses	30,300	36,246	33,258
Other current assets	9,109	13,543	5,439
Total current assets	460,806	453,495	370,480
Property and equipment, net	116,189	109,173	115,618
Operating lease right-of-use asset	16,596	21,484	20,373
Intangible asset	257,000	257,000	257,000
Other assets	2,072	2,419	2,010
TOTAL ASSETS	$852,663	$843,571	$765,481
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$13,000	$13,000	$13,000
Accounts payable	144,564	132,116	111,353
Lease liability – current	4,527	5,196	4,534
Accrued expenses and other current liabilities	100,230	109,894	98,736
Total current liabilities	262,321	260,206	227,623
Long-term borrowings under ABL Facility	75,000	60,000	—
Long-term debt, net	216,880	227,558	224,888
Lease liability – long-term	15,376	21,116	20,007
Deferred tax liabilities	49,865	48,343	51,450
Other liabilities	2,205	2,705	2,291
TOTAL LIABILITIES	621,647	619,928	526,259
Commitments and contingencies
STOCKHOLDERS’ EQUITY
Common stock, par value $0.01 authorized: 480,000 shares; issued and outstanding: 30,552, 31,023 and 30,843, respectively	306	311	309
Additional paid-in capital	347,945	351,940	349,940
Accumulated deficit	(101,123)	(112,877)	(94,358)
Accumulated other comprehensive loss	(16,112)	(15,731)	(16,669)
TOTAL STOCKHOLDERS’ EQUITY	231,016	223,643	239,222
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$852,663	$843,571	$765,481

* Derived from the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2025.

LANDS’ END, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

	13 Weeks Ended		39 Weeks Ended
(in thousands, except per share data)	October 31, 2025	November 1, 2024	October 31, 2025	November 1, 2024
Net revenue	$317,487	$318,628	$872,774	$921,272
Cost of sales (exclusive of depreciation and amortization)	153,013	157,483	432,156	469,262
Gross profit	164,474	161,145	440,618	452,010

Selling and administrative	138,605	140,876	391,423	403,787
Depreciation and amortization	7,416	8,153	23,363	25,850
Other operating expense, net	1,686	2,829	7,452	8,367
Operating income	16,767	9,287	18,380	14,006
Interest expense	9,417	10,266	27,944	31,049
Other (income) expense, net	(47)	352	(61)	180
Income (loss) before income taxes	7,397	(1,331)	(9,503)	(17,223)
Income tax expense (benefit)	2,233	(738)	(2,738)	(4,937)
NET INCOME (LOSS)	$5,164	$(593)	$(6,765)	$(12,286)

Earnings (loss) per common share
Basic	$0.17	$(0.02)	$(0.22)	$(0.39)
Diluted	$0.17	$(0.02)	$(0.22)	$(0.39)

Weighted average common shares outstanding
Basic	30,512	31,136	30,684	31,317
Diluted	30,946	31,136	30,684	31,317

Definitions, Reconciliations and Uses of Non-GAAP Financial Measures

In addition to our Net income (loss) determined in accordance with GAAP, for purposes of evaluating operating performance, we report the following non-GAAP measures: Adjusted net income (loss) and Adjusted EBITDA. Adjusted net income (loss) is also expressed on a diluted per share basis.

We believe presenting non-GAAP financial measures provides useful information to investors, allowing them to assess how the business performed excluding the effects of significant non-recurring or non-operational amounts. We believe the use of the non-GAAP financial measures facilitates comparing the results being reported against past and future results by eliminating amounts that we believe are not comparable between periods and assists investors in evaluating the effectiveness of our operations and underlying business trends in a manner that is consistent with management’s own methods for evaluating business performance.

Our management uses Adjusted net income (loss) and Adjusted EBITDA to evaluate the operating performance of our business for comparable periods and to discuss our business with our Board of Directors, institutional investors and other market participants. Adjusted EBITDA is also used as the basis for a performance measure used in executive incentive compensation.

The methods we use to calculate our non-GAAP financial measures may differ significantly from methods other companies use to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies. Adjusted net income (loss) and Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as these measures may exclude a number of important cash and non-cash recurring items.

Adjusted net income (loss) is defined as net income (loss) excluding significant non-recurring or non-operational items as set forth below. Adjusted net income (loss) is also presented on a diluted per share basis. While Adjusted net income (loss) is a non-GAAP measurement, management believes that it is an important indicator of operating performance and useful to investors.

•
Other significant non-recurring or non-operational items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects comparability of results and are described below:

o
Corporate restructuring and other - primarily severance and benefit costs as well as costs related to the strategic alternative exploration for the 13 and 39 weeks ended October 31, 2025 and primarily severance and benefit costs for the 13 and 39 weeks ended November 1, 2024.

o
Long-lived asset impairment - charges associated with the non-cash write down of certain long-lived assets for the 13 and 39 weeks ended October 31, 2025 and November 1, 2024.

o
Exit costs - charges associated to exit kids and footwear lines of business including inventory excess and obsolescence reserves, inventory discounts and operational charges recorded in the 39 weeks ended October 31, 2025 and November 1, 2024 in conjunction with our licensing arrangements commencing in Fiscal 2024.

The following tables set forth, for the periods indicated, a reconciliation of Net income (loss) to Adjusted net income (loss) and Adjusted diluted earnings (loss) per share:

Unaudited	13 Weeks Ended
(in thousands, except per share amounts)	October 31, 2025	November 1, 2024
Net income (loss)	$5,164	$(593)
Corporate restructuring and other	1,453	1,802
Long-lived asset impairment	256	1,012
Tax effects on adjustments (1)	(350)	(436)
ADJUSTED NET INCOME	$6,523	$1,785
ADJUSTED DILUTED EARNINGS PER SHARE	$0.21	$0.06

Diluted weighted average common shares outstanding	30,946	31,654

(1) The tax impact of adjustments is calculated at the applicable U.S. and non-U.S. Federal and State statutory rates.

Unaudited	39 Weeks Ended
(in thousands, except per share amounts)	October 31, 2025	November 1, 2024
Net loss	$(6,765)	$(12,286)
Corporate restructuring and other	7,219	4,482
Exit costs	257	687
Long-lived asset impairment	256	3,817
Tax effects on adjustments (1)	(1,715)	(1,820)
ADJUSTED NET LOSS	$(748)	$(5,120)
ADJUSTED DILUTED LOSS PER SHARE	$(0.02)	$(0.16)

Diluted weighted average common shares outstanding	30,684	31,317

(1) The tax impact of adjustments is calculated at the applicable U.S. and non-U.S. Federal and State statutory rates.

While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance, and is useful to investors, because EBITDA excludes the effects of financings, investing activities and tax structure by eliminating the effects of interest, depreciation and income tax.

•
Other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects comparability of results and are described below:

o
Corporate restructuring and other - primarily severance and benefit costs as well as costs related to the strategic alternative exploration for the 13 and 39 weeks ended October 31, 2025 and primarily severance and benefit costs for the 13 and 39 weeks ended November 1, 2024.

o
Long-lived asset impairment - charges associated with the non-cash write down of certain long-lived assets for the 13 and 39 weeks ended October 31, 2025 and November 1, 2024.

o
Net gain or loss on disposal of property and equipment – disposal of property and equipment for the 13 and 39 weeks ended October 31, 2025 and November 1, 2024.

o
Exit costs - charges associated to exit kids and footwear lines of business including inventory excess and obsolescence reserves, inventory discounts and operational charges recorded in the 39 weeks ended October 31, 2025 and November 1, 2024 in conjunction with our licensing arrangements commencing in Fiscal 2024.

The following tables set forth, for the periods indicated, selected income statement data, both in dollars and as a percentage of Net revenue and a reconciliation of Net loss to Adjusted EBITDA:

Unaudited	13 Weeks Ended
(in thousands)	October 31, 2025		November 1, 2024
Net income (loss)	$5,164	1.6%	$(593)	(0.2)%
Income tax expense (benefit)	2,233	0.7%	(738)	(0.2)%
Interest expense	9,417	3.0%	10,266	3.2%
Other (income) expense, net	(47)	(0.0)%	352	0.1%
Operating income	16,767	5.3%	9,287	2.9%
Depreciation and amortization	7,416	2.3%	8,153	2.6%
Corporate restructuring and other	1,453	0.5%	1,802	0.6%
Long-lived asset impairment	256	0.1%	1,012	0.3%
(Gain) loss on disposal of property and equipment	(20)	(0.0)%	15	0.0%
Adjusted EBITDA	$25,872	8.1%	$20,269	6.4%

Unaudited	39 Weeks Ended
(in thousands)	October 31, 2025		November 1, 2024
Net loss	$(6,765)	(0.8)%	$(12,286)	(1.3)%
Income tax benefit	(2,738)	(0.3)%	(4,937)	(0.5)%
Interest expense	27,944	3.2%	31,049	3.4%
Other (income) expense, net	(61)	(0.0)%	180	0.0%
Operating income	18,380	2.1%	14,006	1.5%
Depreciation and amortization	23,363	2.7%	25,850	2.8%
Corporate restructuring and other	7,219	0.8%	4,482	0.5%
Exit costs	257	0.0%	687	0.1%
Long-lived asset impairment	256	0.0%	3,817	0.4%
(Gain) loss on disposal of property and equipment	(20)	(0.0)%	67	0.0%
Adjusted EBITDA	$49,455	5.7%	$48,909	5.3%

Fourth Quarter Fiscal 2025 Guidance Adjusted EBITDA	13 Weeks Ended
(in millions)	January 30, 2026
Net income	$21.0	—	$25.0
Depreciation, interest, other income, taxes and other significant items	28.0	—	29.0
Adjusted EBITDA	$49.0	—	$54.0

Fourth Quarter Fiscal 2025 Guidance Adjusted Net Income and Adjusted Diluted Earnings per Share	13 Weeks Ended
(in millions)	January 30, 2026
Net income	$21.0	—	$25.0
Restructuring and other significant items	1.0	—	1.0
Adjusted net income	$22.0	—	$26.0

Adjusted diluted earnings per share	$0.71	—	$0.84

Fiscal 2025 Guidance Adjusted EBITDA	52 Weeks Ended
(in millions)	January 30, 2026
Net income	$14.0	—	$18.0
Depreciation, interest, other income, taxes and other significant items	85.0	—	86.0
Adjusted EBITDA	$99.0	—	$104.0

Fiscal 2025 Guidance Adjusted Net Income and Adjusted Diluted Earnings per Share	52 Weeks Ended
(in millions)	January 30, 2026
Net income	$14.0	—	$18.0
Restructuring and other significant items	7.0	—	7.0
Adjusted net income	$21.0	—	$25.0

Adjusted diluted earnings per share	$0.68	—	$0.81

LANDS’ END, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	39 Weeks Ended
(in thousands)	October 31, 2025	November 1, 2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(6,765)	$(12,286)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	23,363	25,850
Amortization of debt issuance costs	2,095	2,035
(Gain) loss on disposal of property and equipment	(20)	67
Stock-based compensation	3,779	4,111
Deferred income taxes	(1,536)	233
Long-lived asset impairment	256	3,817
Other	(850)	(463)
Change in operating assets and liabilities:
Accounts receivable, net	11,814	(241)
Inventories	(81,400)	(33,899)
Accounts payable	33,076	1,690
Other operating assets	298	(4,038)
Other operating liabilities	709	912
Net cash used in operating activities	(15,181)	(12,212)
CASH FLOWS FROM INVESTING ACTIVITIES
Sales of property and equipment	46	20
Purchases of property and equipment	(23,946)	(22,142)
Net cash used in investing activities	(23,900)	(22,122)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings under ABL Facility	109,000	93,000
Payments of borrowings under ABL Facility	(34,000)	(33,000)
Payments on term loan	(9,750)	(9,750)
Payments of debt issuance costs	(1,103)	(724)
Payments for taxes related to net share settlement of equity awards	(1,240)	(1,275)
Purchases and retirement of common stock, including excise tax paid	(4,513)	(8,857)
Net cash provided by financing activities	58,394	39,394
Effects of exchange rate changes on cash, cash equivalents and restricted cash	(1,078)	(37)
NET INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	18,235	5,023
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD	18,812	27,290
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD	$37,047	$32,313
SUPPLEMENTAL CASH FLOW DATA
Unpaid liability to acquire property and equipment	$1,635	$2,534
Income taxes (refunded) paid	$(92)	$457
Interest paid	$25,930	$27,598
Operating lease right-of-use-assets (reversal) obtained in exchange for lease liabilities	$(961)	$302